UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2024

Trinseo PLC

(Exact name of registrant as specified in its charter)

Ireland	001-36473	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

440 East Swedesford Road, Suite 301,

Wayne, Pennsylvania 19087

(Address of principal executive offices, including zip code)

(610) 240-3200

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on which registered
Ordinary Shares, par value $0.01 per share	TSE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01Entry Into a Material Definitive Agreement.

On July 18, 2024, Trinseo Ireland Global IHB Limited (the “Investment Manager”), an indirect wholly owned subsidiary of Trinseo PLC (the “Company”) entered into a Credit and Security Agreement with Styron Receivables Funding Designated Activity Company, a special purpose finance entity (the “Borrower”), KKR Credit Advisors (US) LLC as structuring agent, GLAS USA LLC, as Administrative Agent, GLAS Americas LLC, as Collateral Agent, and the Lenders named therein (the “KKR Credit Agreement”). The KKR Credit Agreement provides for a $150 million non-recourse revolving credit facility (the “Securitization”) collateralized by certain trade receivables generated by certain of the Company’s Swiss, German, Dutch and U.S. subsidiaries (the “Originators”).

Under the KKR Credit Agreement, the Lenders make advances to the Borrower to finance the acquisition of receivables from the Originators. Availability under the Securitization is based on the accounts receivable generated by the Originators from the sale of specialty chemicals products. Borrowings under the Securitization bear interest at an interest rate equal to Adjusted Term SOFR or EURIBOR (each as defined in the KKR Credit Agreement, subject to a floor of 1.0%) depending on the borrowing currency, plus a margin of 4.75%. The Securitization incurs interest on a minimum of $75,000,000 of advances irrespective of actual amounts outstanding. The Borrower is also required to pay a fixed upfront fee to the structuring advisor as well as ongoing agent fees, servicing fees and an unused facility fee.

The KKR Credit Agreement contains certain customary representations, warranties and non-financial covenants, and standard events of default, including but not limited to a cross-default to the Company’s and its subsidiaries other material indebtedness. Proceeds from the Securitization were used in part to repay outstanding obligations under the HSBC Facility (defined below) and for general corporate purposes.

The Borrower’s sole purpose is the purchase of the receivables from the Originators and the subsequent grant of a security interest in, such receivables to the Collateral Agent for the benefit of the Lenders. The Borrower is an orphan legal entity and assets of the Borrower are not available to pay creditors of the Company, the Originators, or any affiliate thereof.

The maturity date of the Securitization is January 18, 2028, subject to a one-year maturity date extension exercisable at the Borrower’s discretion, subject to certain conditions and extension fees. The Company may terminate the KKR Credit Agreement at any time, subject to a 1.0% call premium if terminated prior to January 18, 2027.

The foregoing description of the material terms of the KKR Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the KKR Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release announcing the Securitization is furnished herewith as Exhibit 99.1 and incorporated by reference.

ITEM 1.02Termination of a Material Definitive Agreement.

On July 18, 2024, the Investment Manager entered into a Deed of Release and Termination with the Borrower, Regency Assets Designated Activity Company, HSBC Bank plc, TMF Administration Services Limited and The Law Debenture Trust Corporation P.L.C. and other indirect wholly owned subsidiaries of the Company named therein (the “Deed of Termination”) to document the terms of repayment and termination of the Amended & Restated Master Definitions and Framework Deed, originally dated as of August 12, 2010, as amended & restated, as well as certain other ancillary agreements which provided for the securitization of trade receivables generated by the Originators (the “HSBC Facility”).

The foregoing description of the material terms of the Deed of Termination does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the Deed of Termination, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01Exhibits.

10.1

Credit and Security Agreement, dated July 18, 2024, among Styron Receivables Funding Designated Activity Company, Trinseo Ireland Global IHB Limited, KKR Credit Advisors (US) LLC, GLAS USA LLC, GLAS Americas LLC, and the Lenders from time to time party thereto.*

10.2

Deed of Release and Termination, dated July 18, 2024, among Trinseo Europe GmbH, Trinseo Export GmbH, Trinseo Deutschland Anlagengesellschaft mbH, Trinseo Netherlands B.V., Altuglas LLC, Aristech Surfaces, LLC, Trinseo LLC, Trinseo U.S. Receivables Company SPV LLC, Styron Receivables Funding Designated Activity Company, Regency Assets Designated Activity Company, HSBC Bank plc, Trinseo Holding S.à r.l., TMF Administration Services Limited and the Law Debenture Trust Corporation plc.

99.1	Press Release dated July 18, 2024.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

* Certain portions of this exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause us competitive harm if publicly disclosed. We agree to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission on its request; provided, however that the Company may request confidential treatment of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINSEO PLC

	By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Executive Vice President and Chief Financial Officer

Date: July 22, 2024